Exhibit 99.6

Consent to be Named as a Director Nominee

In connection with the filing by Minority Equality Opportunity Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of by Minority Equality Opportunity Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 19, 2021

/s/ Julianne Malveaux, Ph.D.
Julianne Malveaux, Ph.D.